T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name of Fund:  The Prudential Series Fund, Inc. -  SP Small
Cap Growth Portfolio

1.   Name of Issuer:  Switch and Data, Inc.

2.   Date of Purchase:  February 8, 2007

3.   Number of Securities Purchased:  3,270

4.   Dollar Amount of Purchase:  $55,590.00

5.   Price Per Unit:  $17.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:    Deutsche Bank Securities
                    Signal Hill

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Jefferies & Company
CIBC World Markets
RBC Capital Markets
Raymond James
Lazard Capital Markets
Merriman Curhan Ford & Co.
Kaufman Brothers, L.P.